EXHIBIT 2.1

EXECUTION COPY

AMENDMENT NO. 1
TO
PURCHASE AGREEMENT

     Amendment No. 1, dated as of November 19, 2004 (“Amendment No. 1”) to the Purchase Agreement dated as of September 20, 2004, by and among eFunds Corporation, a Delaware corporation, eFunds (Canada) Corporation, a Nova Scotia unlimited liability company, TRM ATM Corporation, an Oregon corporation, and TRM (Canada) Corporation, a Canadian corporation (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. All section references used herein are to the Agreement.

     WHEREAS, the Parties desire to amend the Agreement to clarify, among other things, the terms of the ACI Restructuring.

     NOW, THEREFORE, in consideration of the foregoing, the Parties hereby agree as follows:

     1. The third and fourth recitals of the Agreement shall be amended and restated in their entirety as follows:

     “WHEREAS, immediately prior to the Closing Date, Evergreen Teller Services, Inc., a California corporation (“Evergreen”), will assign and transfer to ACI certain assets of Evergreen and ACI will assume certain obligations and liabilities of Evergreen related thereto, as further described below:

     WHEREAS, immediately prior to the Closing Date, ACI will distribute to the Parent certain of its assets, including all of its equity ownership interest in Evergreen and in ACI Canada, such that as of the Closing Date, Evergreen and ACI Canada will each be direct wholly- owned Subsidiaries of the Parent, as further described below;”

     2. The Agreement is hereby amended to include the following immediately after the eighth recital:

     “WHEREAS, concurrently with the Closing, eFunds Canada, Inc., a Canadian corporation and wholly-owned subsidiary of Parent (“eFunds Canada”), will enter into an assignment of lease agreement with TRM Canada in respect of the Assigned Real Property Lease;”

     3. The ninth recital of the Agreement (the tenth recital of the Agreement after taking into account the recital set forth in Section 2 hereof) is amended and restated as follows:

     “WHEREAS, the Parties desire to enter into this Agreement pursuant to which (i) the Parent agrees to sell to TRM ATM the Interests and TRM ATM agrees to purchase the Interests from the Parent, (ii) Parent agrees to cause eFunds Canada to assign the Assigned Real Property Lease to TRM Canada and TRM Canada agrees to assume such lease from Parent, and

(iii) EFC agrees to sell to TRM Canada the Transferred Assets and TRM Canada agrees to purchase the Transferred Assets from EFC;”

     4. Section 2.1 of the Agreement is hereby amended by adding a new clause (d) as follows:

     “At the Closing, subject to the terms and conditions set forth in Article VII below, eFunds Canada shall convey, assign, transfer and deliver to TRM Canada, and TRM Canada shall acquire and assume from eFunds Canada, the Assigned Real Property Lease. TRM Canada will assume, pay, defend, discharge and perform as and when due the eFunds Canada Assumed Liabilities.”

     5. Section 2.5(a)(i)(B) is amended to include the phrase “with respect to the Terminated Vault Cash Agreements” immediately following the phrase “Estimated Vault Cash Agreement Cash”.

     6. Section 2.5(a) of the Agreement is hereby amended by deleting the “and” immediately following clause (iii), adding an “and” immediately after clause (iv) and including a new clause (v) as follows:

     “the Parent, the Assignment of Lease Agreement made as of November 19, 2004 between eFunds Canada, TRM Canada and R. Reusse Construction Co. Limited, duly executed by TRM Canada.”

     7. Section 2.5 (b)(viii) of the Agreement is hereby amended to replace the reference to “ACI” in such Section with a reference to “Parent.”

     8. Section 2.5(b) of the Agreement is hereby amended by deleting the “and” immediately following clause (viii), adding an “and” immediately after clause (ix) and including a new clause (x) as follows:

     “the Assignment of Lease Agreement made as of November 19, 2004 between eFunds Canada, TRM Canada and R. Reusse Construction Co. Limited, duly executed by eFunds Canada and R. Reusse Construction Co. Limited.”

     9. Sections 6.2(b) and 6.10 of the Agreement are hereby amended to replace each reference to “the ACI Subsidiaries” in such Sections with a reference to “Evergreen.”

     10. The Parties acknowledge that the assignment of the Securicor Agreement with not obtained within the time required under Section 6.3(a) and hereby waive, pursuant to Section 10.2 of the Agreement, Parent’s obligation under Section 6.3(a) to terminate, or cause EFC to terminate, the Securicor Agreement.

     11. Section 6.4 of the Agreement is hereby amended to add a new section 6.4(a)(i) as follows:

     “From and after the Closing Date, the Parties, each paying its own expenses, shall use their reasonable best efforts to cause the completion of an interface or network infrastructure that will enable the employees listed on Schedule 6.4(a)(i) to perform the customer service functions they provided for Parent and its Affiliates as of the Closing Date without their use of Parent’s internal systems and applications to perform such functions. TRM ATM acknowledges and agrees that promptly after it is notified by Parent that such interface or network infrastructure is completed, as determined by Parent in its sole discretion, TRM ATM or one of its Affiliates (including ACI after the Closing) shall offer employment to those employees listed on Schedule 6.4(a)(i) who are employed by Parent or a Parent Affiliate at such time. The employees who accept such offer (the “Delayed Transfer Employees”) will be considered U.S. Business Employees for purposes of this Agreement as of the time they commence employment with TRM ATM or one of its Affiliates (the “Transfer Date”). In furtherance of the foregoing, obligations of TRM ATM under Sections 6.4 and 6.5 of the Agreement with respect to U.S. Business Employees who are Delayed Transfer Employees shall arise from and after the Transfer Date. The Parties acknowledge and agree that between the Closing Date and the Transfer Date the employees listed on Schedule 6.4(a)(i) shall be employees of Parent or a Parent Affiliate and shall perform substantially the same services as performed by such employees on the Closing Date and such additional services as are specified by Parent. Notwithstanding the first sentence of this Section 6.4(a)(i), TRM Parent or its Affiliates shall reimburse Parent in accordance with the terms set forth on Exhibit A of the Transition Services Agreement for Parent’s payment, of the salary and benefits costs of the employees described on Exhibit A to the Transition Services Agreement under the caption “New account setup on ATM Manager Pro, Cash Systems, and SAP.”

     12. Section 6.5(b); of the Agreement is hereby amended to add the following as the last four sentences in such section:

     “Purchasers acknowledge and agree that they shall assume and be responsible for obligations under the eFunds Corporate Strategic Plan Performance Incentive Plan with respect to payments to U.S. Business Employees (excluding Delayed Transfer Employees) and Canadian Business Employees in respect of the calendar year 2004. Payments under such plan in respect of 2004 shall be made by Purchasers to such employees in accordance with Schedule 6.5(b) at the same time Purchasers pay annual bonuses to their employees but no later than March 15, 2005. The aggregate amount of the bonus payments payable by Purchasers to such employees under such plan as set forth on Schedule 6.5(b) shall be included as a current liability for purposes of calculating Closing Working Capital. If any individual listed on Schedule 6.5(b) is not a U.S. Business Employee or Canadian Business Employee at the time Purchasers make such payments, Purchasers shall not make a payment to such individual and shall reimburse Parent within five (5) Business Days from such time for the amount corresponding to such individual’s name as set forth on Schedule 6.5(b).”

     13. Section 6.12 of the Agreement is hereby amended to add the following as the last sentence of such Section:

     “The Parties acknowledge that the letter agreement entered into between Pueblo Bank & Trust and TRM Parent, dated November 12, 2004, together with Exhibit A to the Master Services Agreement, constitute sufficient evidence that an independent sales organization debit card network sponsorship program has been entered into in the United States and Canada on terms reasonably satisfactory to the Purchasers under this Section.”

     14. Section 6.14(b) of the Agreement shall be amended and restated in its entirety as follows:

     “During the Transition Period, the Sellers may, but shall not be obligated to, continue to use the company name, “Evergreen Teller Services, Inc.” to identify such company (the “Transition Name”). The Sellers shall in no case be entitled to use the Transition Name for any other purpose other than as currently being used by the Sellers, it being expressly understood and agreed that this limited right is an accommodation and for convenience only. The Sellers shall take no actions that may reasonably be expected to in any manner diminish the value of the Transition Name. Sellers agree not to conduct any operations in, through or by Evergreen.”

     15. Section 6.18(a) is hereby amended to include the following at the end of such Section:

     “The Parties acknowledge that, at the request of TRM ATM, prior to the Closing Date, Parent ordered substantially more cash pursuant to the terms of the Terminated Vault Cash Agreements than Parent normally orders in the ordinary course of the Business in order to facilitate an orderly transition of operations to TRM ATM. The Parties acknowledge that an early termination fee is payable; as a result of the termination of one of the Terminated Vault Cash Agreements. TRM Parent or its Affiliates agrees to pay, within five (5) Business Days following the written request by Parent therefor, a portion of such early termination fee equal to the amount of $20,000.00.”

     16. The Agreement is hereby amended to include a new Section 6.21 as follows:

     “Section 6.21. Sellers Retained Agreements. The Parties hereby acknowledge that the assignment by Sellers of the Sellers Retained Agreements to Purchasers as of the Closing Date is impracticable. In lieu thereof, the Parties agree that, as of the date hereof, Sellers hereby assign to Purchasers the Net Revenue earned by Sellers for their performance under the Sellers Retained Agreements and that, from and after the Closing Date, and for as long as such agreements are in effect, Sellers shall continue to perform thereunder and make payments to Purchasers of the Net Revenue under the Sellers Retained Agreements in respect of each month no later than 30 days after the end of such month. The Parties agree that the services to be performed under the Petro-Canada Agreement shall be performed in conformity with the applicable service level agreements in the Master Services Agreement.”

     17. The Agreement is hereby amended to include a new Section 6.22 as follows:

     “Section 6.22. ACTRISS License Agreement. The Purchasers acknowledge that ACI has entered as of the date hereof into the license agreement attached as Exhibit F hereto, granting a license to Parent to use the intellectual property contained in the ACTRISS system.”

     18. Section 9.2(a); of the Agreement is hereby amended by adding the following clauses (iv) and (v) at the end of such Section:

     “(iv) The Parent agrees to indemnify the Purchasers and their Affiliates against, and agrees to hold each of them harmless from, Losses arising out of the Assumed Samsar Liabilities and the ACI Assumed Liabilities.”

     “(v) The Parent agrees to indemnify Purchasers and their Affiliates against, and agrees to hold each of them harmless from, Losses related to any Claim made or brought by a Delayed Transfer Employee against Purchasers or any of their Affiliates at any time during the period from the Closing Date up to and including the Transfer Date in respect of his or her employment that arises out of Parent’s conduct”

     19. The first sentence of Section 9.2(b) of the Agreement is hereby amended by replacing the “or” immediately before clause (iii) with a comma and adding the following immediately after clause (in) at the end of such sentence:

     “(iv) that relate to the eFunds Canada Assumed Liabilities, or (v) related to any Claim made or brought by a Delayed Transfer Employee against Parent or any Parent Affiliate at any time during the period from the Closing Date up to and including the Transfer Date in respect of his or her employment that arises out of the conduct of TRM ATM or any of its Affiliates.”

     20. The Schedules are hereby amended and restated as attached hereto.

     21. Section 10.4 of the Agreement is hereby amended to include the following at the end of the first sentence of such Section:

     “Notwithstanding the immediately preceding sentence, following the Closing Date, such assignment may be made by any Party (the “Transferor”), without the prior written consent of the other Party, to any successor in interest of the Transferor in connection with a merger, acquisition, business combination, divestiture, or business reorganization (in any or all of which cases the Transferor nonetheless shall remain responsible for the performance of all its obligations hereunder unless prior written consent of the other Party is obtained).”

     22. The last sentence of Section 10.9 is hereby amended and restated in its entirety as follows:

     “For the avoidance of doubt, no U.S. Business Employee, Delayed Transfer Employee or Canadian Business Employee is a third-party beneficiary under the Agreement.”

     23. Section 1.1 of the Agreement is amended to include the following defined terms in the appropriate alphabetical location:

     “‘Assigned Real Property Lease’ means the Contract listed on Schedule 1.1G.”

     “‘eFunds Canada” has the meaning set forth in the recitals.”

     “‘eFunds Canada Assumed Liabilities’ means all Liabilities arising under the Assigned Real Property Lease from and after the Closing Date.”

     “‘Evergreen’ has the meaning set forth in the recitals.”

     “‘Samsar’ means Samsar ATM Co., Inc., a Washington corporation.”

     “‘Assumed Samsar Liabilities’ has the meaning set forth on Schedule 1.1B(a)(iii) to the Agreement.”

     “‘Delayed Transfer Employees’ has the meaning set forth in Section 6.4(a)(i).”

     “‘Distributed Samsar Assets’ has the meaning set forth on Schedule 1.1B(a)(iii) to the Agreement.”

     “‘NCR Canada Agreement’ means the Hardware/Software Reseller Agreement between EFC and NCR Canada Inc. dated November 1, 2003, as amended from time to time.”

     “‘Net Revenue’ means an amount equal to (i) 100% of the fees or other revenue collected by Parent under the Sellers Retained Agreements for the services rendered by Parent to Petro-Canada or NCR Canada Inc., as applicable, thereunder less (b) 100% of the third party expenses incurred by Parent or a Parent Affiliate in rendering such services or earning such revenue.”

     “‘Petro-Canada Agreement’ means the ABM Services Agreement between Petro-Canada and Parent dated November 1, 2003, as amended from time to time.”

     “‘Retained Samsar Assets’ has the meaning set forth on Schedule 1.l.1B(a)(iii) to the Agreement.”

     “‘Sellers Retained Agreements’ means the Petro-Canada Agreement and the NCR Canada Agreement.”

     “‘Transfer Date’ has the meaning set forth in Section 6.4(a)(i).”

     “‘Transferor’ has the meaning set forth in Section 10.4.”

     “‘Transition Name’ has the meaning set forth in Section 6.14(b).”

     24. Section 1.1 of the Agreement is further amended to delete the defined term “ACI Subsidiaries”.

     25. Section 1.1 of the Agreement is further amended as follows:

     The defined term “Closing Cash” is hereby amended and restated in its entirety as follows:

     “‘Closing Cash’ means the cash and cash equivalents (including marketable securities and short term investments and checks received by ACI or EFC prior to the Closing Date) held by ACI or EFC as of the Closing Date, (i) excluding Vault Cash and (ii) in the case of EFC, to the extent they constitute Transferred Assets.”

     The defined term “Transferred Assets” is hereby amended to include an “and” at the end of clause (j), replace the “: and” at the end of clause (k) with a semi-colon and delete clause (l) in its entirety from such definition.

     The defined term “Transaction Agreements” is hereby amended to delete the phrase “and the Assignment Agreements.”

     26. All references in the Agreement to “the Agreement” are references to the Agreement as amended by this Amendment No. 1.

     27. This Amendment No. 1 shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

     28. This Amendment No. 1 may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Purchase Agreement as of the date set forth above.

EFUNDS CORPORATION
By:	/s/ Paul Walsh
	Name:	Paul Walsh
	Title:	Chairman and CEO

TRM ATM CORPORATION
By:
Name:
Title:

[Signature page to Amendment No. 1 to the Purchase Agreement]

     IN WITNESS WEREOF, the parties have executed this Amendment No. 1 to the Purchase Agreement as of the date set forth above.

EFUNDS CORPORATION
By:
Name:
Title:

TRM ATM CORPORATION
By:	/s/ Daniel E. O’Brien
	Name:	Daniel O’Brien
	Title:	CFO

[Signature page to Amendment No. 1 to the Purchase Agreement]